October 16, 2008
Majesco Entertainment Company
160 Raritan Center Parkway
Edison, NJ 08837
Gentlemen:
     Reference is made to the Factoring Agreement entered into between us dated April 24, 1989, as amended and/or supplemented (the “Factoring Agreement”). This will confirm that the Factoring Agreement is hereby amended, effective October 1, 2008, as follows:
     Paragraphs 7(b) is here by deleted in its entirety and the following is substituted in its place and stead:
7.	(b) If you require funds from time to time, we will advance to you, at our discretion, up to eighty percent (80%) of the net amount of receivables purchased by us and not as yet collected. You will be charged with interest on all sums paid, advanced or charged to you at a rate equal to six percent (6%) per annum upon the average daily debit cash balance in your account. That portion of advances made by us to you which is in excess of the above stated percentage of your receivables shall bear interest at a per annum rate which is 1% in excess of such interest rate. The rates of interest and provided for in this paragraph 7 shall be increased or decreased by one quarter of one percent (1/4 of 1%) per annum for each increase or decrease respectively of one quarter of one percent (1/4 of 1%) per annum that is hereafter made in the prime rate of JP Morgan Chase Bank (the “Bank”) as announced by the Bank from time to time (“Prime Rate”), such change to become effective when and as the Prime Rate shall change, provided that at no time shall such percentage interest rate be less than 5.5% per annum. The Prime Rate may not be the lowest or best rate charged by the Bank. Notwithstanding the foregoing, in no event shall the rate of interest agreed to by or charged to you hereunder exceed the maximum rate of interest permitted to be so agreed or charged under the law of the jurisdiction whose laws are applicable to such rate of interest. We shall have the privilege of remitting to you at any time any amount standing to your credit on our books. Net credit cash balances arising from receivables and remaining in your favor shall earn interest at a rate equal to two and three quarters percent (2.75%) below the Prime Rate in effect from time to time, from the date such net cash credit balances arise until the dates of actual payment to you. The present Prime Rate is 4.5% per annum.
     Except as hereinabove specifically set forth, the Factoring Agreement shall continue unmodified.

Very truly yours, ROSENTHAL & ROSENTHAL, INC.
By:	/s/ J. Michael Stanley
J. Michael Stanley, Managing Director

Agreed: MAJESCO ENTERTAINMENT COMPANY
By:	/s/ John Gross
	Name:	John Gross
	Title	Chief Financial Officer